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EXHIBIT 23.1

CONSENT OF INDEPENDENT

CERTIFIED PUBLIC ACCOUNTANTS

Electric City Corp.
Elk Grove Village, Illinois

    We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 3, 2001, relating to the consolidated financial statements of Electric City Corp., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

    We also consent to the reference to us under the caption "Experts" in the Prospectus.

                      /s/ BDO SEIDMAN, LLP

Chicago, Illinois
August 10, 2001

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CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS